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                                                                   EXHIBIT 10.19
                          RESTATED SEVERANCE AGREEMENT


This Severance Agreement (the "Agreement") is between HarCor Energy, Inc. ("the Company") and ____________________ (the "Employee").

WHEREAS, pursuant to the authority granted by the Board of Directors in a resolution dated March 17, 1997, the Company and the said Employee entered into a Severance Agreement dated April 9, 1997, and it is the intention of the parties hereto that this Agreement will restate and extend the said Severance Agreement, and

WHEREAS, the Company is considering business transactions that could result in the sale, a change of control and/or ownership of the Company; and

WHEREAS, the Company recognizes that the sale, a change of control and/or ownership could result in the loss of the Employee's job; and

WHEREAS, the Company recognizes that the continued employment of the Employee is critical to the maximization of shareholders' value in any contemplated sale or change of control transaction; and

WHEREAS, the Company wishes to continue the employment of the Employee with the Company until any contemplated sale, change of control or ownership is effected.

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth, these parties agree to the following:

I.       EMPLOYEE OBLIGATIONS

         The Employee agrees to the following:

         A. To remain employed by the Company in the Employee's current position or any position assigned by the Company from April 9, 1997, until (a) December 31, 1998, or until (b) the Effective Date (as defined herein), whichever date first occurs.

         B. To devote all of the Employee's working time to the Company and to give the Employee's best effort to the business affairs of the Company, and to the performance of the duties of the Employee's assigned position, and as may be further required, from April 9, 1997, until (a) December 31, 1998, or until (b) the Effective Date, whichever date first occurs.

II.      COMPANY OBLIGATIONS

         The Company agrees to the following:

         A. To pay a special one-time lump sum severance payment to the Employee at Houston, Texas, within ten (10) days after the Effective Date, equal to 1.5 times Total Cash Compensation (as defined herein) paid to the Employee for the tax year 1996, provided that:

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       1. All Employee Obligations are met; and

       2. The employment of the Employee either with the Company or any successors resulting from a Change of Control shall be terminated for any reason, including a voluntary termination in writing by the Employee, on or after the Effective Date.

       B. "Change of Control" is defined as the occurrence of one or more of the following events where:

       (1) the Company is not the surviving entity in any merger or other business combination (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company),

       (2) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company),

       (3) the adoption of any plan of liquidation or dissolution of the Company,

       (4) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of capital stock of the Company, or

       (5) as a result of or in connection with any cash tender or exchange offer, merger or other business combination, sales of assets or a contested election for the board of directors, or any combination of the foregoing transactions (a "Transaction"), a majority of the members of the Board of Directors of the Company following such Transaction were not a member of the Board of Directors before such Transaction.

         C. "Total Cash Compensation" is defined as either (1) base salary actually paid to the Employee for the Company's tax year 1996, and any bonus, incentive and other cash payments paid the Employee, said amount being equal to the aggregate compensation reported on the Employee's 1996 IRS Forms W-2 and 1099, or (2) in the event Employee had not been employed by the Company for the entire duration of 1996, the Employee's final monthly base salary in 1996, annualized (i.e., 1996 monthly base salary x 12).

         D. "Effective Date" shall mean the first date on which a Change of Control has occurred.

III.     EMPLOYEE BENEFITS AFTER EFFECTIVE DATE

         The Employee shall be entitled to full coverage and benefits as currently exist under the Company's existing health and life insurance policies for a period of six months after the Effective Date, or until such policies contractually expire due to the dissolution of the Company, whichever occurs first.



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IV.      EMPLOYMENT TERMINATION

         A. This Agreement does not constitute an offer, nor a guarantee, of continued employment of the Employee by the Company.

         B. If the Employee voluntarily terminates the Employee's employment with the Company after April 9, 1997, and prior to the Effective Date, the Company shall be relieved of any obligation under this Agreement.

         C. If the Employee voluntary terminates the Employee's employment on or after the Effective Date, or if the employment of the Employee either with the Company or any successors resulting from a Change of Control is terminated by the employer on or after the Effective Date, such Employee shall not be disqualified from receiving the severance payment, if otherwise payable hereunder, by subsequently accepting employment with the Company or any successors resulting from a Change of Control.

         D. The Company shall have the right to terminate the Employee's employment at any time for cause, and if such an event occurs prior to the Effective Date, the Company shall be immediately relieved of any obligations under this Agreement. Cause shall be defined as but not limited to: (1) refusal or failure to implement reasonable directives of the Company; (2) willful misconduct or gross negligence in the performance of duties; (3) irresponsible conduct which has an adverse impact on the Company's reputation and/or standing in the community; (4) conviction of a crime involving moral turpitude to include fraud, theft, or embezzlement; (5) conduct which is in violation of the Employee's common law duty of loyalty to the Company; (6) fraudulent conduct in connection with the business affairs of the Company; (7) willful or persistent failure to attend to job duties; or (8) breach of any material terms or provisions of this Agreement.

V.       EMPLOYEE'S RELEASE

         Following the Effective Date, Employee agrees, effective upon the payment to the Employee of all amounts due hereunder, to release the Company, its affiliates, any successors arising from a Change of Control, and their directors, officers, employees and agents, individually and collectively, from any and all claims, causes of action, rights, and demands which Employee has or may have, of any kind or character, whether now known or unknown, including, but not limited to, any claim for salary, compensation, bonuses, severance pay, benefits, and expenses. This release will include but is not limited to all known and unknown employment or termination related claims, damages, actions, rights and causes of action claims arising from, attributable to, or related to, Employee's employment and the termination of employment including, but not limited to, any claims arising from or attributable to, any state or federal statute, regulation or the common law (contract, tort or other), including any alleged discriminatory employment practice. This release also applies to any claims brought by any person or agency on behalf of the Employee under which Employee may have any right or benefit. Employee agrees to execute a separate release document confirming and incorporating the provisions of this paragraph, if requested by the Company, in exchange for the payment to the Employee of all amounts due hereunder.



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VI.      TERM OF AGREEMENT

         The term of this Agreement shall be from April 9, 1997, through December 31, 1998. If no Change of Control occurs during this time period, this Agreement is terminated. The Company may elect to extend and/or replace this Agreement at any time but shall not be obligated to do so.

VII.     CONFIDENTIALITY & PROPRIETARY INFORMATION

         The Employee agrees that during and after employment by the Company, they will not disclose to others, use, copy or permit to be copied, any secret or confidential information or know-how of the Company, without written permission by the Company.

         Confidential information shall include but not be limited to trade secrets, patents, copyrights, computer programs, plans and strategies, pricing policy, financial data, technology, oil/gas reserve information, contracts or agreements, well files, well logs, land files or lease information, geologic-geophysical data or information, engineering drawings, graphs, charts, maps, cross sections, correspondence, customer lists, and similar information whose disclosure could have a detrimental effect on the Company. The Employee is further prohibited and shall not commingle any aspect of Company business with other businesses or personal interests of the Employee.

VIII.    ASSIGNMENTS

         This Agreement is personal in nature and neither party shall agree without the consent of the other, to assign or transfer this Agreement or any rights or obligations hereunder, provided that in the event of a Change of Control, this Agreement shall be binding upon and inure to the benefit of any successors resulting therefrom and such successors shall discharge and perform all promises, covenants, duties and obligations of the Company set out herein.

IX.      ENTIRE AGREEMENT

         This Agreement supersedes any and all prior severance agreements between the Employee and the Company.

X.       GOVERNING LAW

         This Agreement and the legal relations thus created between the parties herein shall be governed by and construed under and in accordance with the laws of the State of Texas.

XI.      PAYMENTS

         In the event of any default of payment of any amount due hereunder, the amount due hereunder will bear interest at the highest legal rate for this type of debt until paid in full. The prevailing party in any legal proceeding brought to enforce this agreement shall be entitled to



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recover from the non-prevailing party all collection costs, costs of such proceeding and reasonable attorneys' fees in addition to the amount due hereunder and interest thereon.


XII.     SEVERABILITY

         In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statue or public policy shall continue in full force and effect.

IN WITNESS WHEREOF, THE COMPANY AND THE EMPLOYEE HAVE EXECUTED THIS AGREEMENT AS OF OCTOBER 31, 1997, RESTATED TO BE EFFECTIVE AS OF APRIL 9, 1997.

HARCOR ENERGY, INC.


By:          /s/ Gary S. Peck
    -----------------------------------------
         Gary S. Peck, Vice President
         Finance and Administration



EMPLOYEE


Name:
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